Exhibit 1.01

Lindsay Corporation

Conflict Minerals Report

For the Calendar Year Ended December 31, 2018

This is the Conflict Minerals Report of Lindsay Corporation (“Lindsay”, “we”, “us” or “our”) for calendar year 2018 in accordance with Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended. The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. “Conflict minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (collectively with gold, referred to as “3TG”) for the purposes of this assessment. These requirements apply to registrants regardless of the geographic origin of the conflict minerals and whether or not they fund armed conflict.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo (the “DRC”) or an adjoining country, or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry (“RCOI”) completed. If a registrant has reason to believe that any of the conflict minerals in its supply chain may have originated in the DRC or an adjoining country, or if it is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody and submit a Conflict Minerals Report to the SEC that includes a brief description of those due diligence measures.

In reliance on SEC guidance to the effect that the requirement of an audit has been stayed except if a registrant elects to describe its products as “DRC conflict-free” in its Conflict Minerals Report, this Conflict Minerals Report has not been audited by an independent private sector auditor.

For terms not otherwise defined herein, please refer to the Rule and SEC Release No. 34-67716 for such definitions.

1.    Lindsay Overview

Lindsay, along with its subsidiaries, is a global leader in providing a variety of proprietary water management and road infrastructure products and services. Lindsay’s common stock is traded on the New York Stock Exchange under the ticker symbol LNN. For more information regarding Lindsay, please visit our website at http://www.lindsay.com.

2.    Products Overview

Lindsay has operations which are categorized into two major reporting segments: irrigation and infrastructure.

Irrigation Segment – Our irrigation segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems which are used principally in the agricultural industry to increase or stabilize crop production while conserving water, energy and labor. We also manufacture and market repair and replacement parts for our irrigation systems and controls and design and distribute machine-to-machine technology solutions and custom electronic systems for critical industrial applications.

Infrastructure Segment – Our infrastructure segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, road marking and road safety equipment, large diameter steel tubing, railroad signals and structures, and outsourced manufacturing and production services.

As we have disclosed in our prior filings, following the completion of a portfolio assessment of our existing businesses, we completed the divestitures of four businesses within our irrigation segment during the 2018 calendar year. Among our divested businesses were Watertronics, which designed and manufactured water pumping stations and controls for the agriculture, golf, landscape and municipal markets, and Lakos, which manufactured and distributed separators and filtration solutions for groundwater, agriculture, industrial and heat transfer market. As applicable, this Conflict Minerals Report includes products that were manufactured by our divested businesses through their respective dates of divestiture.

We determined that during the 2018 calendar year, we manufactured and sub-contracted to manufacture products containing 3TG and that the use of these minerals is necessary to the functionality or production of these products.

3.    Supply Chain Overview

We rely upon our direct suppliers to provide information regarding the origin of 3TG contained in components and materials supplied to us. Generally, there are multiple tiers of suppliers between us and the mines from which the 3TG materials were mined. Accordingly, most of our suppliers must similarly conduct due diligence up the supply chain. We do not make purchases of raw ore or unrefined 3TG directly from mines, smelters or refiners. The methods we used to try to determine the origin of 3TG in our products included:

•	sending letters to our direct suppliers, explaining the rule and referring the suppliers to online training materials and instructions;

•

soliciting information from relevant suppliers of components and materials utilized in our products, using the Conflict Minerals Reporting Template developed by the Responsible Minerals Initiative, formerly known as the Conflict-Free Sourcing Initiative (the “RMI”);

•	reviewing responses that we received from our suppliers and following up on information that appeared to be incomplete, incorrect or not trustworthy; and

•	sending multiple reminders to suppliers who did not respond to our requests for information.

We engaged a third-party service provider, Source Intelligence, to assist with the collection, review and evaluation of information regarding the presence and sourcing of 3TG materials used in our products.

4.     Reasonable Country of Origin Inquiry and Conclusion

We conducted an analysis of our products and found that 3TG can be found in some of our products and are necessary to the functionality or production of those products. Therefore, we are subject to the reporting obligations of the Rule.

We conducted, with the assistance of Source Intelligence, a survey of our direct suppliers using the RMI Conflict Minerals Reporting Template. The template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. We believe this template is being widely adopted by many companies in their due diligence processes related to conflict minerals.

Despite having conducted a good faith RCOI and due diligence process, we have been unable to reliably determine the origin of all 3TG within our products. Due to the complexity of our products and supply chain, it will take time for many of our suppliers to verify the origin of all of the minerals. Using our supply chain due diligence processes, we hope to further develop transparency into our supply chain.

5.    Conflict Minerals Status Analysis and Conflict Status Conclusion

We have concluded that our supply chain remains “DRC conflict undeterminable.” We reached this conclusion because we have been unable to determine the origin of the 3TG used in our products.

6.    Due Diligence Program

       6.1.    Conflict Minerals Policy

Our policy with respect to the sourcing of conflict minerals may be found publicly on our internet website at http://www.lindsayir.com/Conflict_Minerals.

       6.2.    Grievance Mechanism

Our existing whistleblower policy may be found publicly on our internet website at http://www.lindsayir.com/profiles/investor/Governance.asp under the heading “Employee Complaint Procedures for Accounting and Auditing Matters,” and it provides a company-level grievance mechanism which covers reporting compliance issues including those regarding conflict minerals sourcing.

       6.3.    Due Diligence Process

Our due diligence processes and efforts have been developed in conjunction with Annex I of the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for 3TG. As described above, our efforts include utilization of the RMI Conflict Minerals Reporting Template as part of our supply chain diligence process.

Our conflict minerals due diligence process includes: the development of a Conflict Minerals Policy; establishment of governance structures with cross-functional team members and senior executives; communication with direct suppliers; due diligence compliance process and measurement; and record-keeping. Senior management is briefed about the results of our due diligence efforts on a regular basis. As mentioned above, we engaged Source Intelligence, a third-party service provider, to assist with our due diligence process. Supplier information was collected, stored and evaluated using an online platform provided by Source Intelligence. In certain cases, if a supplier was unable to provide information on the online platform, we or Source Intelligence uploaded the information on the supplier’s behalf.

       6.4.    Steps to Be Taken to Mitigate Risk and Maturing Due Diligence Program

As we continue to work on improving our due diligence program, we intend to continue to enhance our supplier communication and to refine and improve our due diligence data accuracy in order to mitigate the risk that the necessary 3TG contained in our products could benefit armed groups in the DRC or adjoining countries.

7.    Identify and Assess Risk in the Supply Chain

Because of our size, the breadth and complexity of our products, and the constant evolution of our supply chain, it is difficult to identify parties upstream from our direct suppliers. Our direct suppliers are similarly reliant upon information provided by their suppliers.

At the outset of our RCOI, we elected to survey and send letters to a broad group of direct suppliers for our products, including many which are likely out-of-scope for this analysis. The response rate among those suppliers was 33%. Of the responding suppliers, 33% indicated one or more of the regulated metals (i.e., 3TG) as necessary to the functionality or production of the products they supply to us. Based on the RMI Conflict Minerals Reporting Template responses and Source Intelligence’s smelter/refiner database, there was an indication of sourcing from the DRC or adjoining countries for 52 out of the 318 verified smelters and refiners. Information regarding those smelters and refiners is included as Annex 1 to this Conflict Minerals Report. Each of the 52 smelters and refiners sourcing from the DRC or adjoining countries have been certified as conflict-free. Further, Annex 2 to this Conflict Minerals Report provides an aggregated list of the countries of origin, to the extent known, from which the smelters and refiners listed in Annex 1 are believed to have sourced conflict minerals based on RMI’s country of origin data.

8.    Audit of Supply Chain Due Diligence

We do not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of the other entities in our supply chain. However, we do rely upon industry efforts to influence smelters and refiners to participate in the RMI Conflict-Free Smelter Program and on the results of this program.

9.    Continuous Improvement Efforts to Mitigate Risk

The due diligence process discussed above is an ongoing process. As we continue to conduct due diligence on our products, we will continue to refine our procedures to meet the goals set forth above. We intend to undertake the following next steps to improve the due diligence process and to gather additional information which we expect will assist us in determining whether the 3TG we utilize benefit armed groups and contribute to human rights violations:

•

continue to improve our threshold analysis as to whether 3TG materials are necessary to the functionality or production of our manufactured products to better focus diligence efforts on in-scope suppliers;

•	continue to work with suppliers who provided incomplete or insufficient information in an effort to obtain complete and accurate information in future years;

•	continue to conduct and report annually on supply chain due diligence for the applicable conflict minerals;

•	continue to consider the inclusion of conflict-minerals-related provisions in our supplier contracts and purchase order terms and conditions as appropriate; and

•	attempt to validate supplier responses using information collected via independent conflict-free smelter validation programs such as the RMI Conflict-Free Smelter Program.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking terminology, such as “intend,” “expect,” “will,” “continue,” and the like, or the use of the future tense of words. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning our intended future efforts to mitigate the risk that the manufacture of our products benefits arms groups in the DRC region.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results, actions or performance to differ materially from those expressed in such forward-looking statements. These risks and uncertainties may include, but are not limited to, the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers, on a timely basis or at all; whether smelters and refiners and other market participants responsibly source 3TG; and political and regulatory developments, whether in the DRC region, the United States, or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of the Form SD to which this document is attached. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances occurring after the date of filing of the Form SD or to reflect the occurrence of unanticipated events.

Annex 1

The following table lists smelters and refiners with indications of sourcing from the DRC and adjoining countries and their certification status.

Metal	Smelter/Refiner	RMI Smelter No.	Cert. Status	Smelter/Refiner Country
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004	RMAP	Japan
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	LBMA, RMAP	Uzbekistan
Gold	Asaka Riken Co., Ltd.	CID000090	RMAP	Japan
Gold	CCR Refinery – Glencore Canada Corporation	CID000185	LBMA, RMAP	Canada
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	RMAP	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	RMAP	China
Tin	CV United Smelting	CID000315	RMAP	Indonesia
Tin	CV Venus Inti Perkasa	CID002455	RMAP	Indonesia
Tin	EM Vinto	CID000438	RMAP	Bolivia
Tantalum	F&X Electro-Materials Ltd.	CID000460	RMAP	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	RMAP	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	RMAP	China
Tantalum	Global Advanced Metals Aizu	CID002558	RMAP	Japan
Tantalum	Global Advanced Metals Boyertown	CID002557	RMAP	United States
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CID000291	RMAP	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616	RMAP	China
Tantalum	H.C. Starck Co., Ltd.	CID002544	RMAP	Thailand
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	RMAP	Germany
Tantalum	H.C. Starck Inc.	CID002548	RMAP	United States
Tantalum	H.C. Starck Ltd.	CID002549	RMAP	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550	RMAP	Germany
Tantalum	H.C. Starck Tantalum and Niobium GmbH	CID002545	RMAP	Germany
Tungsten	H.C. Starck Tungsten GmbH	CID002541	RMAP	Germany
Tungsten	Hydrometallurg, JSC	CID002649	RMAP	Russian Federation
Gold	Jiangxi Copper Co., Ltd.	CID000855	LBMA, RMAP	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	RMAP	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	RMAP	China
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	RMAP	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	RMAP	China
Tantalum	KEMET Blue Metals	CID002539	RMAP	Mexico
Tantalum	Kemet Blue Powder	CID002568	RMAP	United States
Tantalum	LSM Brasil S.A.	CID001076	RMAP	Brazil
Tin	Magnu’s Minerais Metais e Ligas Ltda.	CID002468	RMAP	Brazil
Tin	Malaysia Smelting Corporation (MSC)	CID001105	RMAP	Malaysia
Tin	Metallo Belgium N.V.	CID002773	RMAP	Belgium
Gold	Mitsubishi Materials Corporation	CID001188	LBMA, RMAP	Japan
Gold	Nihon Material Co., Ltd.	CID001259	LBMA, RMAP	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	RMAP	China
Tin	Operaciones Metalurgical S.A.	CID001337	RMAP	Bolivia
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386	LBMA, RMAP	Russian Federation
Tin	PT Bangka Tin Industry	CID001419	RMAP	Indonesia
Tin	PT Bukit Timah	CID001428	RMAP	Indonesia
Tin	PT Stanindo Inti Perkasa	CID001468	RMAP	Indonesia
Tin	PT Sumber Jaya Indah	CID001471	RMAP	Indonesia
Tin	PT Tinindo Inter Nusa	CID001490	RMAP	Indonesia
Gold	Rand Refinery (Pty) Ltd.	CID001512	LBMA, RMAP	South Africa
Gold	Samduck Precious Metals	CID001555	RMAP	Korea, Republic of
Tantalum	Taki Chemical Co., Ltd.	CID001869	RMAP	Japan
Tin	Thaisarco	CID001898	RMAP	Thailand
Tantalum	Ulba Metallurgical Plant JSC	CID001969	RMAP	Kazakhstan
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	RMAP	China
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	RMAP	China

Annex 2

Summary of Countries of Origin for 2018

Below is an aggregated list of countries of origin, to the extent known, from which the smelters or refiners listed in Annex 1 are believed to have sourced conflict minerals, based on data available from RMI.

Angola	Egypt	Luxembourg	Singapore
Argentina	Estonia	Madagascar	Slovakia
Armenia	Ethiopia	Malaysia	South Africa
Australia	France	Mali	South Sudan
Austria	Germany	Mexico	Spain
Belarus	Ghana	Mongolia	Suriname
Belgium	Guinea	Morocco	Sweden
Bolivia	Guyana	Mozambique	Switzerland
Brazil	Hong Kong	Myanmar	Taiwan
Burundi	Hungary	Namibia	Tanzania
Cambodia	India	Netherlands	Thailand
Canada	Indonesia	Niger	Uganda
Central African Republic	Ireland	Nigeria	United Kingdom
Chile	Israel	Papua New Guinea	United States
China	Italy	Peru	Uzbekistan
Colombia	Ivory Coast	Philippines	Vietnam
Congo (Brazzaville)	Japan	Poland	Zambia
Czech Republic	Kazakhstan	Portugal	Zimbabwe
Djibouti	Kenya	Russian Federation
DRC- Congo (Kinshasa)	Korea, Republic of	Rwanda
Ecuador	Laos	Sierra Leone